Exhibit 5.1

[LETTERHEAD OF LACKOWICZ, SHIER & HOFFMAN]

July 23, 2009

The Board of Directors

Ivanhoe Mines Ltd.

Suite 654

999 Canada Place

Vancouver, British Columbia

V6C 3E1

Dear Sirs/Mesdames:

Re:	Ivanhoe Mines Ltd./Employees’ and Directors’ Equity Incentive Plan

We have acted as Canadian counsel for Ivanhoe Mines Ltd., a corporation continued under the laws of the Yukon Territory, Canada (the "Corporation"). We have been requested to render an opinion in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") with respect to the registration with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, of 5,401,403 common shares of the Corporation (the "Shares"), reserved for issuance in connection with the Corporation’s Employees’ and Directors’ Equity Incentive Plan (the "Plan").

Scope of Review

As Yukon counsel to the Corporation, and in connection with the opinions hereinafter expressed, we have examined the following documents;

1.	a copy of the Registration Statement on Form S-8;

2.	A consolidated version of the Plan;

3.	an emailed copy of a Certificate of the Secretary of the Corporation, dated May 8, 2009 certifying the following:

a.	Resolutions of the Directors of the Corporation passed at a meeting held March 10, 2009 and May 8, 2009;

b.         Resolutions of the Shareholders of the Corporation passed May 8, 2009; and

c.	a copy of the Amended and Restated Corporation's Employees' and Directors' Equity Incentive Plan dated May 8, 2009; and

4.	a Certificate of Status for the Corporation issued on May 8, 2009 by the Yukon Registrar of Corporations under the Business Corporations Act (Yukon).

In rendering the opinions herein, we have relied only upon our examination of the foregoing documents and certificates, and we have made no further or other examinations or investigations, and we have made no independent verification or check of the factual matters set forth in such documents or certificates.

File No.	35835

Assumptions

In rendering this opinion, we have assumed:

a.	The genuineness of all signatures;

b.	The authenticity and completeness of all documents submitted to us as originals;

c.

The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies, e-mailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies, e-mailed or facsimile transmissions have been submitted or received; and

d.

The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such.

Practice Restriction

We are solicitors qualified to carry on the practice of law in the Yukon Territory only and we express no opinion as to any laws or matters governed by the laws other than the Yukon Territory and the federal laws of Canada applicable therein in effect as at the date of this opinion.

This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof in any matter set forth herein, and we express no opinion as to the effect of any subsequent course of dealing or conduct between the parties referred to herein.

Opinion

1.             The shares reserved for issuance in accordance with the Plan have been duly authorized for issuance and will, when and to the extent issued in accordance with the provisions of the Plan, be validly issued, fully paid and non-assessable.

File No.	35835

This opinion is rendered solely to the addressee listed above in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose or use or transmitted to or relied upon by any other person without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Yours very truly,

LACKOWICZ, SHIER & HOFFMAN